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                                                                    EXHIBIT 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)


                                                                                                                        FOR THE SIX
                                                                                                                       MONTHS ENDED
                                                                   FOR THE YEARS ENDED DECEMBER 31,                      JUNE 30,
                                                  ------------------------------------------------------------------   ------------
(In millions, except ratio)                         2002          2001            2000          1999          1998          2003
                                                  ---------     ---------      ---------     ---------     ---------     ---------
EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative
   effect of accounting change, minority
   interest and income or loss from equity
   investees                                      $    92.0     $   (44.3)     $   100.6     $   123.1     $    88.8     $    50.5

Fixed charges                                     $    59.5     $    69.2      $    81.7     $    48.7     $    30.2     $    25.0
                                                  ---------     ---------      ---------     ---------     ---------     ---------

Earnings as defined                               $   151.5     $    24.9      $   182.3     $   171.8     $   119.0     $    75.5
                                                  ---------     ---------      ---------     ---------     ---------     ---------

FIXED CHARGES AS DEFINED:

Interest expense, including amortization of
   deferred finance charges                       $    36.5     $    45.9      $    59.3     $    35.9     $    20.8     $    16.0

Portion of rental expense representative of
   the interest factor                            $    23.0     $    23.3      $    22.4     $    12.8     $     9.4     $     9.0
                                                  ---------     ---------      ---------     ---------     ---------     ---------

Fixed charges as defined                          $    59.5     $    69.2      $    81.7     $    48.7     $    30.2     $    25.0
                                                  ---------     ---------      ---------     ---------     ---------     ---------


RATIO OF EARNINGS TO FIXED CHARGES(1)                  2.55            --           2.23          3.53          3.94          3.02
                                                  ---------     ---------      ---------     ---------     ---------     ---------


(1) Due to restructuring charges in 2001 of $73.2 million (of which $7.8 million was included in cost of goods sold), additional earnings of $44.3 million would have been necessary to cover fixed charges.